UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 30, 2010

PACIFICHEALTH LABORATORIES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-23495	22-3367588
(Commission File Number)	(IRS Employer Identification No.)

100 Matawan Road, Suite 420 Matawan, NJ	07747-3913
(Address of Principal Executive Offices)	(Zip Code)

(732) 739-2900
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(c) (e)

On August 30, 2010, Fred Duffner, current President of PacificHealth Laboratories, Inc. (the “Company”) was promoted to Chief Executive Officer and President, reporting directly to the Board.

Mr. Duffner, age 53, joined PacificHealth in August 2008 as Senior Vice President of Sales. Before joining PacificHealth, Mr. Duffner directed his own sales and marketing company, Duffner & Associates, servicing several clients including NutriSystem Inc. Prior to founding Duffner & Associates in 2004, Mr. Duffner was Senior Vice President of Customer Management at Atkins Nutritionals for four years, responsible for the expansion into the food, drug, and mass channels and growing their sales volume 10 times to over $500 million. Prior to Atkins, Mr. Duffner was responsible for total sales of the Revlon Beauty Business where he had spent 13 years.

As Chief Executive Officer and President, Mr. Duffner will continue to receive an annual base salary of $230,000 and will also be eligible for performance bonuses in amounts to be determined by the Board.

On August 30, 2010, Mr. Duffner was also awarded an additional 250,000 options at $0.145 per share, the stock price at the close of business on August 27, 2010, that vest over 3 years with a 5-year life.

The press release announcing the appointment of Mr. Duffner as CEO and President is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

	(d)	Exhibits.

Exhibit Number		Description
99.1		Press Release dated August 31, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFICHEALTH LABORATORIES, INC.

Dated: August 31, 2010	By:	/s/ Stephen P. Kuchen
Stephen P. Kuchen
Chief Financial Officer

Exhibit Index

Exhibit Number	Description
99.1	Press Release dated August 31, 2010.